EXHIBIT 11
                              BellSouth Corporation
                        Computation of Earnings Per Share

                               For the Three Month         For the Six Month
                              Period Ended June 30,       Period Ended June 30,
                                1999        1998            1999        1998
Basic Earnings Per
 Common Share:

Net Income                   $   786     $   818         $ 1,401       $ 1,710

Weighted average shares
Outstanding                    1,891       1,978           1,912         1,980

Earnings Per Common Share    $   .42     $   .41         $   .73       $   .86

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                                                                      EXHIBIT 11
                              BellSouth Corporation
                  Computation of Earnings Per Share (continued)

                                  For the Three Month        For the Six Month
                                 Period Ended June 30,     Period Ended June 30,
                                  1999        1998          1999        1998
Diluted Earnings Per
 Common Share:

Net Income                     $   786     $   818       $ 1,401     $ 1,710

Weighted average shares
Outstanding                      1,891       1,978         1,912       1,980

Incremental shares from
Assumed exercise of
stock options and payment of
performance share awards            18          12            18          12

Total Shares                     1,909       1,990         1,930       1,992

Earnings Per Common Share      $   .41     $   .41       $   .73     $   .86